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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Universal American Corp. (the Company) for the registration of 46,416,790 shares of its common stock and to the incorporation by reference therein of our reports dated March 6, 2013, with respect to the consolidated financial statements and schedules of Universal American Corp., and the effectiveness of internal control over financial reporting of Universal American Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
September 10, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm